Exhibit 10(i)A(8)

PERFORMANCE UNDERTAKING

THIS PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of October 14, 2009, is executed by ZEP INC., a Delaware corporation (together with its successors and assigns, the “Performance Guarantor”), in favor of Acuity Enterprise, Inc., a Delaware corporation (together with its successors and assigns, “Recipient”).

RECITALS

1.         Acuity Specialty Products, Inc., a Georgia corporation (“Originator”), and Recipient are parties to a Second Amended and Restated Receivables Sale Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Receivables Sale Agreement”), pursuant to which Originator, subject to the terms and conditions contained therein, is selling its right, title and interest in its accounts receivable and certain related assets to Recipient.

2.         Recipient intends to finance its purchases under the Receivables Sale Agreement in part by borrowing under a Loan and Security Agreement, dated as of the date hereof (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Loan and Security Agreement” and, together with the Receivables Sale Agreement, the “Agreements”), among Recipient, as Borrower, Acuity Specialty Products, Inc., as initial servicer (in such capacity, the “Initial Servicer”), the banks and other financial institutions from time to time party thereto as “Lenders” (the “Lenders”), and Regions Bank or any successor agent appointed pursuant to the terms of the Loan and Security Agreement, as agent for the Lenders (in such capacity, the “Administrative Agent”).

3.         Performance Guarantor owns, directly or indirectly, one hundred percent (100%) of the capital stock of Originator, the Initial Servicer, and Recipient, and Originator (and, accordingly, Performance Guarantor) is expected to receive substantial direct and indirect benefits from its sale and contribution of receivables pursuant to the Receivables Sale Agreement (which benefits are hereby acknowledged).

4.         As an inducement for Recipient to acquire Originator’s accounts receivable pursuant to the Receivables Sale Agreement, Performance Guarantor has agreed to guaranty (a) the due and punctual performance by Originator of its obligations under the Receivables Sale Agreement and (b) the due and punctual performance by the Initial Servicer of its servicing duties under the Loan and Security Agreement.

5.         Performance Guarantor wishes to guaranty the due and punctual performance by Originator and the Initial Servicer of the aforesaid obligations as provided herein.

AGREEMENT

NOW, THEREFORE, Performance Guarantor hereby agrees as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein shall the respective meanings assigned thereto in the Agreements. In addition:

“Guaranteed Obligations” means, collectively, (a) all covenants, agreements, terms, conditions, and indemnities to be performed and observed by Originator as seller and contributor under the Receivables Sale Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by Originator in its capacity as a seller or seller and contributor under the Receivables Sale Agreement, whether for fees, expenses (including actual and reasonable counsel fees), indemnified amounts, or otherwise, whether upon any termination or for any other reason, and (b) all Servicing-Related Obligations.

“Servicing Related Obligations” means all covenants, agreements, terms, conditions, and indemnities to be performed and observed by Initial Servicer under the Loan and Security Agreement.

Section 2. Guaranty of Performance of Guaranteed Obligations. Performance Guarantor hereby guarantees to Recipient, the full and punctual payment and performance by Originator and the Initial Servicer of their respective Guaranteed Obligations. This Undertaking is an absolute, unconditional, and continuing guaranty of the full and punctual performance of all Guaranteed Obligations and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by Originator or either Initial Servicer, as the case may be, to Recipient, the Administrative Agent, or any Lender from any other Person or resort to any collateral security, any balance of any deposit account, or credit on the books of Recipient, the Administrative Agent, or any Lender in favor of Originator, the Initial Servicer, or any other Person or other means of obtaining payment. Should Originator or the Initial Servicer default in the payment or performance of any of its Guaranteed Obligations, Recipient (or its assigns) may cause the immediate performance by Performance Guarantor of such Guaranteed Obligations and cause any such payment of Guaranteed Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Performance Guarantor. Notwithstanding the foregoing, this Undertaking is not a guarantee of the payment or collection of any of the Receivables or the Loans, and Performance Guarantor shall not be responsible for any Guaranteed Obligations to the extent the failure to perform such Guaranteed Obligations by Originator or the Initial Servicer results from Receivables being uncollectible on account of the insolvency, bankruptcy, or lack of creditworthiness of the related Obligor; provided that nothing herein shall relieve Originator or the Initial Servicer from performing in full its Guaranteed Obligations under the Agreements or Performance Guarantor of its undertaking hereunder with respect to the full performance of such duties.

Section 3. Performance Guarantor’s Further Agreements to Pay. Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and reasonable legal expenses) actually incurred or expended by Recipient in connection with enforcement of the Guaranteed Obligations and/or this Undertaking, together with interest on amounts not paid by Performance Guarantor under this Undertaking within two Business Days after such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the LIBOR Index Rate plus 2% per annum, such rate of interest changing when and as the LIBOR Index Rate changes.

Section 4. Waivers by Performance Guarantor. Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of any Termination Event, Event of Default, Servicer Event of Default, other default or omission by Originator or the Initial Servicer or asserting any other rights of Recipient under this Undertaking. Performance Guarantor warrants that it has adequate means to obtain from Originator and the Initial Servicer, on a continuing basis, information concerning the financial condition of such Person, and that it is not relying on Recipient to provide such information, now or in the future. Performance Guarantor also irrevocably waives all defenses (i) that at any time may be available in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect or (ii) that arise under the law of suretyship, including impairment of collateral. Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Performance Guarantor and without relieving Performance Guarantor of any liability under this Undertaking, to deal with Originator and the Initial Servicer and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 7 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any Termination Event, Event of Default, Servicer Event of Default, or default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination, or modification, with or without consideration, of any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability, or validity of any agreement relating thereto or with respect to the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment obligations of Originator or the

Initial Servicer or any part thereof or amounts which are not covered by this Undertaking even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment obligations of such Person or to amounts which are not covered by this Undertaking; (g) the existence of any claim, setoff, or other rights which Performance Guarantor may have at any time against Originator or the Initial Servicer in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Guaranteed Obligations or any part thereof; or (i) any failure on the part of Originator or the Initial Servicer to perform or comply with any term of the Agreements or any other document executed in connection therewith or delivered thereunder, all whether or not Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section 4.

Section 5. Unenforceability of Guaranteed Obligations Against Originator and Initial Servicer. Notwithstanding (a) any change of ownership of Performance Guarantor, Originator or the Initial Servicer or the insolvency, bankruptcy or any other change in the legal status of Originator or the Initial Servicer; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations (unless the same shall be applicable to the Performance Guarantor); (c) the failure of Originator, the Initial Servicer or Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Undertaking; or (d) if any of the moneys included in the Guaranteed Obligations have become irrecoverable from Originator or the Initial Servicer for any other reason other than final payment in full of the payment obligations in accordance with their terms or lawful setoff of claims against the Purchasers, this Undertaking shall nevertheless be binding on Performance Guarantor. This Undertaking shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, or reorganization of Originator or the Initial Servicer or for any other reason with respect to Originator or the Initial Servicer, all such amounts then due and owing with respect to the Guaranteed Obligations under the terms of the Agreements, or any other agreement evidencing, securing, or otherwise executed in connection with the Guaranteed Obligations, shall be immediately due and payable by Performance Guarantor.

Section 6. Representations and Warranties. Performance Guarantor hereby represents and warrants to Recipient and its assigns that (a) Performance Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (b) this Undertaking has been duly executed and delivered by Performance Guarantor and constitutes its legally valid and binding obligation, enforceable against Performance Guarantor in accordance with its terms, provided that the enforceability hereof is subject to general principles of equity and to bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 7. Subrogation. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations are paid in full, Performance Guarantor (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient, the Administrative Agent, or any Lender against Originator or the Initial Servicer, (b) hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity, or otherwise) to the claims of Recipient, the Administrative Agent, and any Lender against Originator or the Initial Servicer and all contractual, statutory, or legal or equitable rights of contribution, reimbursement, indemnification, and similar rights and “claims” (as that term is defined in the United States Bankruptcy Code) which Performance Guarantor might now have or hereafter acquire against Originator or the Initial Servicer that arise from the existence or performance of Performance Guarantor’s obligations hereunder, (c) will not claim any setoff, recoupment, or counterclaim against Originator or the Initial Servicer in respect of any liability of Performance Guarantor to the Originator, and (d) waives any benefit of and any right to participate in any collateral security which may be held by Beneficiaries, the Administrative Agent, or any Lender.

Section 8. Termination of Undertaking. Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Obligations are finally paid and satisfied in full and the Loan and Security Agreement is terminated, provided that this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of Originator or the Initial Servicer or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking. No invalidity, irregularity, or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend, or otherwise affect the Guaranteed Obligations shall impair, affect, or be a defense to or claim against the obligations of Performance Guarantor under this Undertaking.

Section 9. Effect of Bankruptcy. This Undertaking shall survive the insolvency of Originator or the Initial Servicer and the commencement of any case or proceeding by or against Originator or the Initial Servicer under the federal bankruptcy code or other federal, state, or other applicable bankruptcy, insolvency, or reorganization statutes. No automatic stay under the federal bankruptcy code with respect to Originator or the Initial Servicer or other federal, state, or other applicable bankruptcy, insolvency, or reorganization statutes to which Originator or the Initial Servicer is subject shall postpone the obligations of Performance Guarantor under this Undertaking.

Section 10. Setoff. Regardless of the other means of obtaining payment of any of the Guaranteed Obligations, Recipient (and its assigns) is hereby authorized at any time and from time to time during the existence of any Event of Default, without notice to Performance Guarantor (any such notice being expressly waived by Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Performance Guarantor under this Undertaking then past due for more than two Business Days.

Section 11. Taxes. All payments to be made by Performance Guarantor hereunder shall be made free and clear of any deduction or withholding. If Performance Guarantor is required by law to make any deduction or withholding on account of any Taxes or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

Section 12. Further Assurances. Performance Guarantor agrees that it will from time to time, at the request of Recipient (or its assigns), promptly provide information relating to the business and affairs of Performance Guarantor as Recipient may reasonably request.

Section 13. Successors and Assigns. This Undertaking shall be binding upon Performance Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by Recipient and its successors and assigns. Without limiting the generality of the foregoing sentence, Recipient may pledge or assign, and hereby notifies Performance Guarantor that it has pledged and assigned, this Undertaking to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, and Performance Guarantor hereby acknowledges that the Administrative Agent may enforce this Undertaking, on behalf of Recipient and the Secured Parties, with the same force and effect as though the Administrative Agent were the Recipient hereunder. Performance Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of each of Recipient and the Administrative Agent.

Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Undertaking nor consent to any departure by Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by Recipient, the Administrative Agent, and Performance Guarantor. No failure on the part of Recipient to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Notices. All notices and other communications provided for hereunder shall be made in writing and shall be addressed as follows: if to Performance Guarantor, at the address or facsimile number set forth beneath its signature hereto, and if to Recipient, at the addresses or facsimile number set forth beneath its signature to the Loan and Security Agreement, or at such other addresses or facsimile number as each of Performance Guarantor or Recipient may designate in writing to the other. Each such notice or other communication shall be effective (a) if given by facsimile transmission to the facsimile number specified by this Section 15, upon the receipt thereof, (b) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and addressed to the address specified in this Section 15, (c) if hand delivered, when received at the address specified in this Section 15, or (d) if given by recognized overnight courier, when received at the address specified in this Section 15.

Section 16. GOVERNING LAW. THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF GEORGIA.

Section 17. CONSENT TO JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: (A) EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERTAKING, THE AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND (B) EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 18. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS UNDERTAKING, THE AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 19. Events of Default. Each of the following shall constitute an “Event of Default” under this Undertaking:

(a)         Any representation or warranty made or deemed made by or on behalf of Performance Guarantor to Recipient or Administrative Agent or the Lenders under or in connection with this Undertaking or any certificate or information delivered in connection with this Undertaking or any other Loan Document shall be false in any material respect on the date as of which made;

(b)         Performance Guarantor shall breach or fail to perform any of the material terms or provisions of this Undertaking which are not otherwise referred to or addressed in this Section 19 or Section 9.1 of the Loan and Security Agreement, and such failure shall remain unremedied for 30 days after Performance Guarantor becomes aware of such failure;

(c)        (i) Performance Guarantor shall fail to make any payment in respect of its outstanding Debt having an aggregate principal amount greater than $25,000,000 when due (and after the expiration of any applicable grace period; or (ii) any event or condition shall occur which (A) results in the acceleration of the maturity of any of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to ASP), or (B) permits the holder(s) of such Debt to accelerate the maturity thereof or the holders of any commitment to lend in excess of $25,000,000 to terminate such commitment; provided, that no Event of Default shall exist under this Section 19(c)(ii)(B) until such time as all applicable grace periods have expired.

(d)         Any Event of Bankruptcy shall occur with respect to Performance Guarantor or any of its “Material Subsidiaries” (as such term is defined and used in the Receivables Sale Agreement);

(e)         A final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall have been rendered against Performance Guarantor, in each case after deducting (i) the amount with respect to which Performance Guarantor is insured and with respect to which the insurer has assumed responsibility in writing and (ii) the amount for which Performance Guarantor is otherwise indemnified if the terms of, and Person providing, such indemnification are satisfactory to Administrative Agent, and which is not stayed on appeal or otherwise being appropriately contested in good faith, and the same shall have remained unsatisfied and in effect, without stay of execution, for a period of 30 consecutive days;

(f)         Performance Guarantor shall deny, disaffirm, terminate, or revoke any of its obligations under this Undertaking or any material provision of this Undertaking for any reason ceases to be valid, binding, and enforceable in accordance with its terms (or Performance Guarantor shall challenge the enforceability of this Undertaking or any other Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of this Undertaking or any other Loan Document has ceased to be or otherwise is not valid, binding, and enforceable in accordance with its terms).

Section 20. Miscellaneous. This Undertaking constitutes the entire agreement of Performance Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Guaranteed Obligations. The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization, or other law affecting the rights of creditors generally, if the obligations of Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid, or unenforceable on account of the amount of Performance Guarantor’s liability under this Undertaking, then, notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by Performance Guarantor or Recipient, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. Any provisions of this Undertaking which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise specified, references herein to “Section” shall mean a reference to sections of this Undertaking.

[Signatures on following pages.]

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

ZEP INC., a Delaware corporation

By:	/s/ Mark R. Bachmann
Name:	Mark R. Bachmann
Title:	Executive Vice President and CFO

Address for Notices:

1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

Attention: Chief Financial Officer

Fax No.:    (404) 367-4084

With a copy to:

1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

Attention: General Counsel

Fax No.:    (404) 367-4084